Exhibit 4.7

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is dated effective January 27, 2021 (the “Effective Date”) between KW Capital Partners LTD. (“Purchaser”) and Grown Rogue Distribution, LLC, an Oregon limited liability company (the “Company”). The Company and Purchaser are sometimes referred to each individually as a “Party” and collectively as the “Parties.”

SECTION 1.	NOTE

1.1	Purchase of Note. Contemporaneously with the signing and delivery of this Agreement, Purchaser will buy from the Company a nonnegotiable promissory note in the principal amount of $250,000 in the form attached as Exhibit A (the “Note”). This Agreement is being entered into as part of a series of Note Purchase Agreements (together with this Agreement, the “NPAs”) being entered into by the Company with certain investors pursuant to which the Company is issuing a series of notes (together with this Note, the “Notes”) to be issued under the NPAs. The other Notes have substantially similar terms, including interest rate, maturity, and repayment terms, as the Note. There is no minimum or maximum amount the Company may raise through the issuance of Notes pursuant to NPAs and Purchaser’s obligation to purchase the Note pursuant to this Agreement is not conditioned upon, or otherwise subject to, the Company selling Notes for a certain minimum or maximum principal amount.

1.2	Purchase Price. The purchase price for the Note is $250,000 (the “Purchase Price”).

1.3	Payment and Issuance. Contemporaneously with the signing and delivery of this Agreement:

(a)	Purchaser shall pay the Purchase Price by delivering it to the Company in immediately available funds; and

(b)	the Company shall issue the Note to Purchaser.

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows:

2.1	Organization. The Company is a limited liability company duly organized and validly existing under the laws of the State of Oregon.

2.2	Authority. The Company has all necessary limited liability company power and authority to sign and deliver this Agreement and to perform all of the Company’s obligations under this Agreement. The Company has all necessary limited liability company power and authority to conduct the Company’s business as it is now being conducted and to own and use the Company’s assets as now owned and used.

2.3	Binding Obligation. This Agreement is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

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2.4	No Conflicts. The signing and delivery of this Agreement by the Company, and the performance by the Company of all the Company’s obligations under this Agreement, will not:

(a)	conflict with the Company’s articles of organization or operating agreement; or

(b)	breach any agreement to which the Company is a party, or give any person the right to accelerate any obligation of the Company.

SECTION 3.	REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER

Purchaser represents, warrants, and covenants to the Company as follows:

3.1	Status. Purchaser is a [ENTER STATUS – I.E. TRUST/INDIVIDUAL/ETC].

3.2	Binding Obligation. This Agreement is a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

3.3	Accredited Investor.

(a)	Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(b)	If Purchaser is an individual, Purchaser comes within the categories that are marked “Yes” in the accredited investor questionnaire set forth on Purchaser’s signature page to this Agreement.

(c)	If Purchaser is an entity, all of the equity owners of Purchaser are “accredited investors” as defined in Regulation D under the Securities Act. The statement contained in the accredited investor questionnaire set forth on Purchaser’s signature page to this Agreement is accurate in all respects as of the Effective Date.

3.4	Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Note or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Note, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Note. Purchaser’s purchase of and payment for, and continued beneficial ownership of, the Note will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

3.5	Documents. Purchaser has received a copy of, has had a reasonable time to review, and has reviewed, each document listed on Schedule 3.5.

3.6	Risk Factors. Purchaser has read and understands the risk factors set forth in Schedule 3.6.

3.7	Speculative Investment. Purchaser understands that:

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(a)	the Note is a speculative investment and involves a high degree of risk of loss of Purchaser’s entire investment;

(b)	Purchaser may be unable to liquidate Purchaser’s investment in the Note because the Note is subject to substantial transfer restrictions and because no public market exists for the Note; and

(c)	Purchaser is able, without materially impairing its financial condition, to suffer a complete loss of its investment.

3.8	Sophistication.

(a)	Purchaser has the knowledge and experience in financial and business matters necessary to make Purchaser capable of evaluating the merits and risks of an investment in the Note.

(b)	Purchaser has had the opportunity to ask questions and receive answers concerning the Company and the terms and conditions of the purchase of the Note, and to obtain any additional information deemed necessary by Purchaser to evaluate the merits and risks of an investment in the Note. Purchaser has obtained all of the information desired in connection with the Note.

3.9	Non-Reliance. In deciding whether to enter into this Agreement, Purchaser has relied solely on the information, statements, and representations contained in this Agreement and in the documents listed on Schedule 3.5. Purchaser has not relied on any information provided by, or on any statements or representations made by, the Company or any member, manager, officer, employee, agent, or representative of the Company, other than the information, statements, and representations contained in this Agreement and in the documents listed on Schedule 3.5.

3.10	Investment Intent.

(a)	Purchaser is acquiring the Note solely for Purchaser’s own account, for investment, and not with a view to or for resale in connection with any distribution of the Note; and

(b)	Purchaser has no oral or written agreement or plan to sell, assign, or otherwise negotiate the Note to any person.

3.11	Negotiation Restrictions.

(a)	Purchaser understands that the Note has not been registered under the Securities Act or any state securities laws and that the Company is not obligated to register the Note;

(b)	Purchaser will not offer, sell, assign, or otherwise negotiate the Note to any person without the Company’s prior written consent and, in any case, unless pursuant to an effective registration statement filed under the Securities Act and applicable state securities laws, or unless the Company receives an opinion of counsel, in form and from counsel acceptable to the Company, that the offer, sale, transfer, pledge, or other disposition is exempt from the registration requirements of the Securities Act of 1933 and applicable state securities laws; and

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(c)	Purchaser understands that the Note is nonnegotiable and that Purchaser may not sell, assign, or otherwise negotiate the Note to any person without the prior written consent of the Company, which the Company may withhold in the Company’s sole discretion.

3.12	Licensing matters.

(a)	Upon the request of the Company:

(i)	Purchaser will promptly and reasonably cooperate with the Company in connection with the Company’s reasonable requests pertaining to the Company obtaining, maintaining, or renewing any license, registration, or permit from the Oregon Health Authority, the Oregon Liquor Control Commission, or any other federal, state, or local governmental authority; and

(ii)	Purchaser will promptly sign and deliver to the Company any documents that the Company, based upon the advice of legal counsel, deems reasonably necessary to obtain, maintain, or renew any such license, registration, or permit.

(b)	Purchaser acknowledges that:

(i)	Purchaser may have to be listed on one or more applications to be filed with one or more state or local governmental authorities;

(ii)	such applications may become public documents once filed; and

(iii)	Purchaser may have to provide to one or more state or local governmental authorities information and fingerprints for a criminal background check, an individual history form, and other information required in connection with such applications.

(c)	Purchaser represents and warrants to the Company that, as of the Effective Date, to the best of Purchaser’s knowledge, Purchaser satisfies the requirements as an investor of the Company with respect to the Company’s application for a recreational marijuana license issued by the Oregon Liquor Control Commission under OAR 845-025-1000 et seq. If Purchaser’s status as the holder of the Note would prevent the Company from obtaining, maintaining, or renewing: (i) any necessary or desired license, registration, or permit from the Oregon Health Authority, the Oregon Liquor Control Commission, or any other state or local governmental authority; or (ii) any material license, registration, or permit from any governmental authority; then Purchaser shall reasonably cooperate with the Company to take all actions the Company, based on upon advice of legal counsel, deems reasonably necessary to make the Company eligible to obtain, maintain, or renew any such license, registration or permit, which may include the Company’s repayment of the Note in full without any prepayment penalty or premium.

3.13	Source of Funds. The funds advanced by Purchaser to the Company to pay the Purchase Price for the Note have not been obtained in violation of any federal, state, foreign, or local law.

3.14	No Disqualification Events. Neither Purchaser nor, to the best of Purchaser’s knowledge and to the extent Purchaser has them, any of Purchaser’s stockholders, members, managers, general

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or limited partners, directors, affiliates or executive officers (collectively with Purchaser, the “Purchaser Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Purchaser has exercised reasonable care to determine whether any Purchaser Covered Person is subject to a Disqualification Event. To the best of Purchaser’s knowledge, the purchase of the Note by Purchaser will not subject the Company to any Disqualification Event.

3.15	No Credit Enhancements. Purchaser acknowledges that: (a) the Note is a general, unsecured obligation of the Company; (b) the only source of repayment of the Note is cash flow generated from the Company’s business operations; (c) there are no credit enhancements for the Note; and (d) the Note is solely the obligation of the Company and is not guaranteed by any party.

3.16	Tax, Legal and Economic Considerations. The Purchaser is not purchasing the Note with the expectation of any tax benefit and is not relying on the Company for advice with respect to tax considerations, the suitability of its investment in the Company, or legal or economic considerations.

3.17	No General Solicitation. Purchaser has not learned about the proposed investment in the Note through any general solicitation or advertising.

SECTION 4.	RELEASE AND INDEMNIFICATION; WAIVER

4.1	Release and Indemnification. Purchaser understands that the Company is relying on Purchaser’s representations and warranties in this Agreement to issue the Note pursuant to one or more exemptions from the registration and qualification requirements of the Securities Act and applicable state securities laws. Purchaser releases and will defend and indemnify the Company and each present and future member, manager, director, officer, employee, agent, and representative of the Company for, from, and against any and all claims, actions, proceedings, damages, liabilities, and expenses of every kind, whether known or unknown, including but not limited to reasonable attorneys’ fees, resulting from or arising out of a breach by Purchaser of any representation or warranty made by Purchaser in this Agreement.

4.2	Oregon Securities Law Waiver. To the fullest extent permitted by law, each Party irrevocably waives and releases all claims and rights of action (including, but not limited to, the right to seek rescission) that arise from or relate to the transactions contemplated by this Agreement (including the issuance of the Note or any other securities), whether known or unknown, that such Party may have now or in the future under the participant liability or material aid provisions of Oregon Revised Statutes (“ORS”) 59.115, ORS 59.137 or any other provision of the Oregon Securities Law that imposes liability on a Person for participating or materially aiding in the sale of securities. Those Persons identified in ORS 59.115(3) and ORS 59.137(2) are intended third-party beneficiaries of the waiver and release set forth in this Section 4.2. Nothing in this Section 4.2 (a) limits or restricts a Party from asserting claims under the federal securities laws or for breach of contract or (b) releases or waives any claim or right of action that Purchaser may have directly against the Company. Purchaser acknowledges and agrees that the protections afforded to Purchaser under the federal securities laws are adequate and appropriate given Purchaser’s level of sophistication and investor status.

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4.3	Waiver of Illegality Defense. Each Party agrees that this Agreement’s invalidity for its violation of federal cannabis laws is not a valid defense to any dispute or claim arising out of this Agreement. Each Party expressly waives the right to present any defense related to the federal illegality of cannabis and agrees that such defense shall not be asserted, and will not apply, in any dispute or claim arising out of this Agreement.

SECTION 5.	NONDISCLOSURE

5.1	“Confidential Information” means information related to the Company, any of its affiliates, or its or their respective businesses that is disclosed to or accessed by Purchaser if: (a) the information is marked or designated – whether orally or in writing – by the Company or the disclosing person as confidential before, at, or promptly after the time of disclosure; or (b) the information is known or should have been known by the Purchaser as being treated by the Company or the disclosing person as confidential.

5.2	Use Restrictions and Nondisclosure Obligations. During such time that Purchaser holds the Note or an equity interest in the Company and for five years thereafter (the “Nondisclosure Period”):

(a)	Purchaser will not use Confidential Information for any purpose without the Company’s specific prior written authorization; and

(b)	Purchaser will not disclose Confidential Information to any person without the Company’s specific prior written authorization, except that Purchaser may disclose Confidential Information in accordance with a judicial or other governmental order, but only if Purchaser promptly notifies the Company of the order and complies with any applicable protective or similar order.

5.3	Notification and Assistance Obligations. During Purchaser’s Nondisclosure Period, Purchaser will:

(a)	promptly notify the Company of any unauthorized use or disclosure of Confidential Information, or any other breach of this 4.2; and

(b)	assist the Company to retrieve any Confidential Information that was used or disclosed by Purchaser or Purchaser’s representatives without the Company’s specific prior written authorization and to mitigate the harm caused by the unauthorized use or disclosure.

5.4	Exceptions. Purchaser will not breach Section 5.2 by using or disclosing Confidential Information if Purchaser demonstrates that the information used or disclosed:

(a)	is generally available to the public other than as a result of a disclosure by Purchaser or a representative of Purchaser; or

(b)	was received by the Purchaser from another person without any limitations on use or disclosure, but only if the Purchaser had no reason to believe that the other person was prohibited from using or disclosing the information by a contractual or fiduciary obligation.

5.5	Return of Confidential Information. Upon the Company’s request, Purchaser will promptly return to the Company all materials containing Confidential Information, together with all copies and summaries of Confidential Information, in the possession or under the control of Purchaser.

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SECTION 6.	GENERAL

6.1	No Assignment. Purchaser shall not assign or delegate any of Purchaser’s rights or obligations under this Agreement to any person without the prior written consent of the Company, which the Company may withhold in the Company’s sole discretion.

6.2	Binding Effect. This Agreement shall be binding on the Parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to the benefit of such successors or assigns.

6.3	Amendment. This Agreement may be amended only by a written document signed by each Party.

6.4	Waiver. No waiver will be binding on a Party unless it is in writing and signed by the Party making the waiver. A Party’s waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

6.5	Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

6.6	Further Assurances. The Parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

6.7	Attachments. Any exhibits, schedules, and other attachments referenced in this Agreement are part of this Agreement.

6.8	Governing Law. This Agreement is governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

6.9	Disputes and Venue. Any dispute, controversy, or claim arising out of the subject matter of this Agreement shall be litigated in a state court located in Multnomah County, Oregon. Each Party consents and submits to the jurisdiction of any state court located in Multnomah County, Oregon.

6.10	Attorney’s Fees. If any action, suit, or proceeding is instituted to interpret, enforce, or rescind this Agreement, or otherwise in connection with the subject matter of this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, each party thereto shall be responsible for its own attorney’s fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

6.11	Entire Agreement. This Agreement contains the entire understanding of the Parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

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6.12	Signatures. This Agreement may be signed in counterparts. An electronic transmission of a signature page will be considered an original signature page. At the request of a Party, the other Party will confirm an electronically-transmitted signature page by delivering an original signature page to the requesting Party.

6.13	Attorneys. Purchaser understands that the law firm of Tonkon Torp LLP has served as legal counsel to the Company in the preparation of this Agreement and does not represent Purchaser in connection with this Agreement. Purchaser acknowledges that it has consulted with its own legal counsel or has knowingly waived its right to do so.

[signature page follows]

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[INDIVIDUAL SIGNATURE PAGE – Use this signature page if Purchaser is an individual.]

Dated effective as of the Effective Date set forth in the preamble.

Purchaser:

[Signature]

[Printed Name]

[State of Residency]

Principal Amount: US$

Accredited Investor Questionnaire:

NOTE: Mark “Yes” or “No” for each category.

1.	Purchaser is a natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000.[1]	Yes _______	No _______

2.	Purchaser is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.	Yes _______	No _______

[1]	For purposes of calculating net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.

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[ENTITY SIGNATURE PAGE (1 of 2) – Use this signature page if Purchaser is an entity.]

Dated effective as of the Effective Date set forth in the preamble.

Purchaser:

KW Capital Partners LTD.
[Name of Entity]

Ontario
[State of Organization]

/s/ Yisroel Weinreb
[Signature]

Yisroel Weinreb
[Printed Name]

Managing Partner
[Title]

Principal Amount: $250,000

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[ENTITY SIGNATURE PAGE (2 of 2) – Use this signature page if Purchaser is an entity.]

Accredited Investor Questionnaire:

NOTE: Mark “Yes” if the following statement is accurate in all respects as of the date of this Agreement. Mark “No” if the following statement is not accurate as of the date of this Agreement.

Each equity owner of Purchaser is:		Yes _______	No _______

1.	A director or executive officer of Purchaser; or

2.	A natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000;[2] or

3.	A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

[2]	For purposes of calculating net worth: (a) the person’s primary residence shall not be included as an asset; (b) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.

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Dated effective as of the Effective Date set forth in the preamble.

Company:

Grown Rogue Distribution, LLC

/s/ Obie Strickler
By:	Obie Strickler
Its:	Manager

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SCHEDULE 3.5

Documents

1.	Articles of Organization of the Company filed with the Oregon Secretary of State on November 1, 2016

2.	The First Amended and Restated Operating Agreement of the Company dated as of November 23, 2020.

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SCHEDULE 3.6

Risk Factors

For purposes of this Schedule 3.6, the terms “we,” “us,” “our,” and “GRD ” refer to the Company, and the term “you” refers to Purchaser. You are urged to consider carefully, with your advisers, all of the risks described in this Schedule 3.6 (collectively, these “Risk Factors”) before deciding whether to purchase the Note. Each of the risks identified in these Risk Factors could have a material adverse effect on your investment in the Note and may result in the loss of your entire investment.

Disclaimers

An investment in GRD involves a high degree of risk. In addition to the other information contained in this Agreement, you should carefully consider these Risk Factors before making an investment decision. In addition to the risks specifically identified in these Risk Factors, we may face additional risks and uncertainties not presently known to us or that we currently deem immaterial, which risks or uncertainties may ultimately have a material adverse effect on your investment.

These Risk Factors contain forward-looking statements that are based on our expectations, assumptions, estimates, and projections about our business and its future. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in these Risk Factors.

Nothing contained in these Risk Factors is, or may be relied on as, a promise or representation as to any future performance or event. These Risk Factors speak only as of the Effective Date, and we have no duty to update these Risk Factors. These Risk Factors do not purport to contain all information that might be required to evaluate your decision to purchase the Note, and you must conduct your own independent analysis.

No person has been authorized to give any information or to make any representation other than those contained in this Agreement and in the documents listed on Schedule 3.5. You should not rely on any information or representations other than those contained in this Agreement and in the documents listed on Schedule 3.5.

Company Risks

1.	We have a limited operating history. While our principals have operated other successful cannabis companies in Oregon, including affiliates of GRD, GRD has been idle and has a limited recent operating history. As a result, we face the general risks associated with any new business operating in a competitive industry, including the ability to fund our operations from unpredictable cash flow and capital-raising transactions. These risks are compounded by the fact that the legal cannabis industry in the State of Oregon is a relatively new industry and is changing and evolving rapidly. There can be no assurance that we will achieve our anticipated investment objectives or operate profitably. We encourage you to consult with your legal and financial advisors to determine whether you have sufficient financial information to evaluate the merits and risks of purchasing the Note.

2.	We have no financial statements. While our parent company, Grown Rogue Unlimited, LLC, has financial statements, the Company does not currently have actual, stand-alone financial statements. Consequently, your ability to assess the Company’s financial condition, results of operations, and cash flow is limited. We encourage you to consult with your legal and financial advisors to determine whether you have sufficient financial information to evaluate the merits and risks of purchasing the Note.

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3.	Any financial projections that may have been disclosed to you (in writing, orally, or otherwise) were for illustrative purposes only. Any financial projections that may have been disclosed to you were based on a variety of estimates and assumptions which may not be realized and are inherently subject to significant business, economic, legal, regulatory, and competitive uncertainties, some of which are beyond our control. There can be no assurance that any projections that may have been disclosed to you will be realized, and actual results may different materially from such projections.

4.	We may need to raise additional financing. Our ability to implement our business plan may depend on our ability to obtain additional financing in the future. We intend to acquire additional funds from persons on terms that are substantially similar to the terms of the Note, as well as raising additional funds through the issuance of equity. However, we cannot assure you that we will be able to do this or that additional financing will be available on terms favorable to us. If adequate funds are not available on acceptable terms, our ability to continue and grow our businesses would be dependent on the cash from your loan and on the cash flow, if any, from our operations, which may not be sufficient.

5.	Use of Proceeds. Proceeds of the Note will be used to for the payment of expenses and liabilities and for growth of our business. GRD has broad discretion to allocate the use of proceeds from your investment. Accordingly, you will be relying on the judgment of the Executive Team (as defined below) with regard to the use of the proceeds and it is possible that the proceeds will be used in a way that does not yield a favorable return on your investment.

6.	We may not generate sufficient cash flow to make payments to you. There is no assurance that we will ever have income sufficient to cover our expenses and repay you. Your rights under the Note are unsecured, and your rights as a creditor will be the same as all of our other unsecured creditors, including other noteholders from whom we have borrowed and are borrowing money. If we borrow additional funds from other lenders that are secured with our assets, the secured lenders will have rights senior to yours.

7.	Our success depends on the skills and expertise of Obie Strickler, Adam August, Rob Rigg, and other members of the executive team (“Executive Team”). Our success substantially depends on the skills, talents, abilities, and continued services of the Executive Team. There is no guarantee that the Executive Team will manage our business successfully. We do not carry life or disability insurance on any member of the Executive Team. The loss of the services of any member of the Executive Team, for any reason, may have a material adverse effect on your investment.

8.	Our success depends on our ability to hire and retain additional qualified individuals. Our success substantially depends on our ability to hire and retain individuals to operate our business and implement our business plan. There is no assurance that we will be able to hire or retain qualified individuals, or that the individuals hired will be able to successfully operate our business and implement our business plan.

Marijuana Industry Risks

9.	Our business is illegal under federal law and may subject our investors to enforcement action or asset forfeiture. Producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a federal crime. Under the Federal Controlled Substances Act of 1970 (the “Federal CSA”), marijuana is classified as a Schedule I drug, which is defined as a drug having

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a high potential for abuse and no currently accepted medical use. Schedule I drugs are the most tightly restricted category of drugs under the Federal CSA. Additionally, the Supremacy Clause of the United States Constitution establishes that the Constitution, federal laws made pursuant to the Constitution, and treaties made under the Constitution’s authority constitute the supreme law of the land. The Supremacy Clause provides that state courts are bound by the supreme law; in case of conflict between federal and state law, including Oregon and other state law legalizing certain cannabis uses, the federal law must be applied.

Until Congress amends the Federal CSA with respect to marijuana use, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be producing, processing, or selling (or facilitating the same) in violation of federal law or they may seek to bring an action or actions against you as an investor in the Company, including a claim of aiding and abetting another’s criminal activities. The Federal aiding and abetting statute provides that anyone who “commits an offense against the United States or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” 18 U.S.C. §2(a). Such an action would have a material negative effect on our business and operations. As a result of such an action, we may be forced to cease operations and our investors could lose their entire investment. Additionally, even if the federal government does not prove a violation of the Federal CSA, the federal government may seize, through civil asset forfeiture proceedings, certain Company assets such as equipment, real estate, moneys and proceeds, or your assets as an investor in the Company, if the federal government can prove a substantial connection between these assets or your investment and marijuana distribution or cultivation.

Because marijuana is illegal under federal law, investing in cannabis business such as ours could be found to violate the Federal CSA. As a result, individuals involved with the Company, including investors and lenders, may be indicted under federal law. Your investment in the Company may: (a) expose you personally to criminal liability under federal law, resulting in monetary fines and jail time; and (b) expose any real and personal property used in connection with our business to seizure by and forfeiture to the federal government.

10.	Our contracts may be unenforceable and property may be subject to seizure. As the Federal CSA currently prohibits the production, processing and use of marijuana, our contracts with third parties (suppliers, vendors, landlords, etc.) pertaining to the production, processing, or selling of marijuana-related products, including any leases for real property, may be unenforceable. In addition, if the federal government begins strict enforcement of the Federal CSA, any property (personal or real) used in connection with a marijuana-related businesses may be seized by and forfeited to the federal government. In this case, our inability to enforce contracts or any loss of business property (whether ours or our vendors’) will have a material adverse effect on us

11.	We will not be able to deduct many normal business expenses. Under Section 280E of the Internal Revenue Code (“Section 280E”), many normal business expenses incurred in the trafficking of marijuana and its derivatives are not deductible in calculating our federal and Oregon income tax liability. A result of Section 280E is that an otherwise profitable business may in fact operate at a loss, after taking into account its income tax expenses. Although we have accounted for Section 280E in our financial projections and models, the application of Section 280E may have a material adverse effect on us.

12.	Our success depends on our ability to obtain marijuana licenses from the state authorities. Our success depends on our ability to obtain and maintain marijuana licenses from state and local authorities, including but not limited to the Oregon Liquor Control Commission (the “OLCC”).

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If we fail to obtain one or more marijuana production and/or wholesale licenses from the OLCC or other applicable state or local government authorities, our business will be limited to Oregon’s medical marijuana market only, which may not be a viable long-term business model. Our failure to obtain a marijuana license from the OLCC or other applicable state or local governmental authorities will have a material adverse effect on.

13.	Our business is highly regulated and we may not be issued necessary licenses, permits, and cards. Our business and products are and will continue to be regulated as applicable laws continue to change and develop. Regulatory compliance and the process of obtaining regulatory approvals can be costly and time-consuming. Even if we obtain one or more licenses from the OLCC, no assurance can be given that we will receive all of the other licenses and permits that will be required to operate our business. Further we cannot predict what kind of regulatory requirements our business will be subject to in the future.

14.	The implementation of the Control and Regulation of Marijuana Act is uncertain. In June 2016, the OLCC adopted rules to implement the Control and Regulation of Marijuana Act (the “CRMA”), which will govern Oregon’s recreational marijuana market. Since then, the OLCC has adopted a series of temporary rules, and further amendment of the rules is anticipated. Any additional rules adopted by the OLCC, and any additional statutes passes by the Oregon legislature, and any subsequent interpretations of such rules or statutes by the OLCC, could have a material adverse effect on us.

15.	Customers for our marijuana production business are limited. The customers of our marijuana production business will be limited to other Oregon-licensed marijuana businesses. We currently may not sell our products to any business or person located outside the State of Oregon. Consequently, our customer base is limited to Oregon.

16.	The marijuana industry faces significant opposition. It is believed by many that large well-funded businesses may have strong economic opposition to the marijuana industry. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the marijuana industry. Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a material adverse effect on us.

17.	We have numerous competitors. Our marijuana production business is not, by itself, unique. We have numerous competitors throughout the State of Oregon utilizing a substantially similar business model. Excessive competition may impact our sales and may cause us to reduce our prices. Any material reduction in our prices may have a material adverse effect on our financials.

18.	Local laws and ordinances could restrict our business activity. Although legal under Oregon state law, local governments have the ability to limit, restrict, and ban marijuana businesses from operating within their jurisdiction. Land use, zoning, local ordinances, and similar laws could be adopted or changed, and have a material adverse effect on our business.

19.	We may not be able to obtain or maintain a bank account. Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, most banks and other financial institutions are unwilling to provide banking services to marijuana businesses due to concerns about criminal liability under the Federal CSA as well as concerns related to federal money laundering rules under the Bank Secrecy Act. Though guidelines issued in past years allow financial institutions to provide bank accounts to certain cannabis businesses, few banks have taken advantage of those guidelines and many cannabis businesses still operate on an all-cash basis. Operating on an all-cash or predominantly-cash

4 – SCHEDULE 3.6: RISK FACTORS

basis would make it difficult for the Company to manage its business, pay its employees and pay its taxes, and may create serious safety issues for the Company, its employees and its service providers. Although the Company currently has a bank account, our inability to maintain that bank account, or obtain and maintain other bank accounts, could have a material adverse effect on us.

20.	The protections of bankruptcy law may be unavailable to us. As discussed above, the use of marijuana is illegal under federal law. Therefore, it may be argued that the federal bankruptcy courts cannot provide relief for parties who engage in marijuana or marijuana-related businesses. Recent bankruptcy court rulings have denied bankruptcies for dispensaries upon the justification that businesses cannot violate federal law and then claim the benefits of federal bankruptcy for the same activity. In addition, some courts have reasoned that courts cannot ask a bankruptcy trustee to take possession of and distribute marijuana assets as such action would violate the Federal CSA. Therefore, we may not be able to seek the protection of the bankruptcy courts for the equal protection of creditors or debtor-in-possession financing or obtain credit from federal-chartered financial institutions.

21.	We will not be able to register any federal trademarks for our marijuana products. Because producing, manufacturing, processing, possessing, distributing, selling, and using marijuana is a crime under the Federal CSA, the United States Patent and Trademark Office will not permit the registration of any trademark that identifies marijuana products. As a result, we likely will be unable to protect our marijuana product trademarks beyond the geographic areas in which we conduct business, unless we can successfully demonstrate that any of our trademarks is unrelated to producing, manufacturing, processing, possessing, distributing, selling, and using marijuana. The use of our trademarks outside the State of Oregon by one or more other persons could have a material adverse effect on our business.

22.	Laws will continue to change rapidly for the foreseeable future. Local, state, and federal laws and enforcement policies concerning marijuana-related conduct are changing rapidly and will continue to do so for the foreseeable future. Changes in applicable law are unpredictable and could have a material adverse effect on our business.

There is a relatively small body of interpretive guidance and no case law available to understand how certain laws, rules, and regulations will be interpreted or applied by enforcement agencies or the courts. Accordingly, businesses such as GRD often operate in a grey area, which subject GRD to the risk that it will unintentionally violate laws, rules, or regulations. Any such violations could have significant adverse consequences for GRD’s business, including the loss of its ability to conduct operations.

23.	Due to our involvement in the cannabis industry, we may have a difficult time obtaining insurance which may expose us to additional risk and financial liabilities. Insurance that is otherwise readily available, such as workers compensation, general liability, and directors and officers insurance, is more difficult for us to find, and more expensive, because we are in the cannabis industry. There are no guarantees that we will be able to find such insurance in the future, or that the cost will be affordable to us. If we are forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, may expose us to additional risk and financial liabilities and could have a material adverse effect on us.

5 – SCHEDULE 3.6: RISK FACTORS

Security Risks

24.	The Note is a general, unsecured obligation of the Company. The Note constitutes an unsecured, general obligation of the Company and is not guaranteed by any person. There are no security interests in any assets of the Company securing repayment or other performance by the Company under the Note. As an unsecured, general creditor of the Company, in the event of liquidation of the Company, you would share equally with other general creditors of the Company in the remaining unsecured assets of the Company, if any.

Additionally, no provision has been made by the Company to establish a sinking fund (i.e., a segregated fund with scheduled payments) to pay the interest and principal on the Note. There is less security for the repayment of the Note upon default than if there were such a sinking fund. There is no assurance that there will be sufficient funds to make the interest and principal payments when due under the Note.

Further, the Note is payable on its stated maturity date. The Note does not provide for the payment of any principal amount before maturity. Therefore, the Company’s inability to repay the Note at its maturity is dependent upon the Company’s ability and solvency at the time of the Note’s maturity.

25.	You will not have any right to control management. You will be a creditor of the Company without any right to control the management of the Company. The Executive Team will have complete control over all of the decisions related to our business, and could cause the Company to take actions over your objections. Additionally, the Executive Team will not be obligated to cause the Company to pursue any alternative course of action that may be suggested or advocated by you.

26.	There will be significant restrictions on your ability to assign the Note. The Note is nonnegotiable, and you may not assign the Note to any person. Federal and state securities laws may place additional restrictions on your ability to transfer the Note. Because of these restrictions, you may be unable to liquidate your investment in the event of an emergency or for any other reason. As a result, you should purchase the Note only if you are prepared to hold the Note for an indefinite period of time, or at least until the maturity date of the Note.

27.	This Agreement has not been reviewed or approved by the government. No government agency or authority has reviewed or approved this Agreement, the Note, or any of the documents provided to you relating to this Agreement or the Note, including these Risk Factors. You are expected to conduct your own review and analysis before deciding whether to purchase the Note.

28.	An investment in the Notes has significant tax consequences. The tax consequences of purchasing the Note are significant and complex, and may vary depending on your particular tax situation. We strongly encourage you to consult with your legal and tax advisors to determine the tax implications of purchasing the Note.

29.	Related parties to GRD may purchase a note. GRD’s and its affiliates’ shareholders, members, managers, directors, officers, and employees (and their respective family members and related entities and trusts) may, at their option, purchase a Note on the same terms and conditions as other unrelated investors. All Notes purchased by such persons will be subject to the same restrictions on transfer as Notes purchased by other investors. Conflicts of interest could arise between Note holders who are, or are related to, shareholders, members, managers, directors, officers, or employees of the Company and those Note holders who have no such relationship with or knowledge of GRD.

6 – SCHEDULE 3.6: RISK FACTORS

30.	The determination of the offering amount was subjective. The amount of Notes that the Company may offer is unlimited and may bear no relationship to the Company’s earnings potential or to the Company’s asset value, book value, net worth or other established criteria of value. The amount was established by the subjective projections of the Executive Team regarding the Company’s potential sales and withdrawals of the Notes. An investor has limited protections under the Notes

31.	You have limited protection under the Note. The Note contains no restrictions on the Company’s activities. In addition, the Note contains only limited events of default other than the Company’s failure to timely pay principal and interest on the Note.

32.	The Note may not be a suitable investment. The Note may not be a suitable investment for every investor, and the Company advises you to consult their investment, tax, and other professional financial advisors before deciding whether to purchase the Note. The characteristics of the Note, including the maturity and interest rate, may not satisfy your investment objectives. The Note may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Before deciding whether to purchase a Note, you should consider your investment allocation with respect to the amount of your contemplated investment in the Note in relation to your other investment holdings and the diversity of those holdings.

7 – SCHEDULE 3.6: RISK FACTORS

EXHIBIT A

This Nonnegotiable Promissory Note has not been registered under the Securities Act of 1933, as amended, or any state securities laws. In addition to other restrictions set forth int his Nonnegotiable Promissory Note, this Nonnegotiable Promissory Note may not be sold, assigned, or otherwise negotiated to any person unless pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and applicable state securities laws, or unless the Company receives an opinion of counsel, in form and from counsel acceptable to the Company, that the sale, assignment, or other negotiation is exempt from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

NONNEGOTIABLE PROMISSORY NOTE

US $250,000	January 27, 2021
(the “Effective Date”)

This Nonnegotiable Promissory Note (this “Note”) is made by Grown Rogue Distribution, LLC, an Oregon limited liability company (the “Company”), in favor of KW Capital Partners LTD. (“Holder”).

This Note is issued as part of a series of notes (collectively, the “Notes”) issued or to be issued by the Company with substantially similar terms, including interest rate, maturity, and repayment terms. All payments of principal and interest under this Note and the other Notes shall be made pro rata among all holders of such Notes. All payments shall be applied first to accrued and unpaid interest and, thereafter, to principal.

1)	Definitions. As used in this Note:

“Sale of the Company” means: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the members of the Company immediately prior to such consolidation, merger, or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company.

“Note Purchase Agreement” means that certain Note Purchase Agreement between Holder and the Company of even date herewith.

Other capitalized terms used but not defined in this Note have the meanings given to them in the Note Purchase Agreement.

1 – EXHIBIT A: FORM OF NONNEGOTIABLE PROMISSORY NOTE

2)	Maturity. All unpaid principal, and all accrued but unpaid interest, shall be due and payable on the earlier of (such date, the “Maturity Date”): (a) 36 months after the Effective Date, unless extended at the sole discretion of Holder; and (b) the occurrence a Sale of the Company.

3)	Interest Rate. Interest on the outstanding principal under this Note shall accrue at the annual rate of 10% simple interest, calculated on the basis of a year of 365 days, commencing on the Effective Date and continuing thereafter until the principal of this Note is repaid in full. Accrued interest shall not compound into the outstanding principal under this Note.

4)	Interest Payments. The Company shall make monthly payments of accrued but unpaid interest only beginning on [●], 2020, and continuing on the same day (or the next business day if such day is not a business day) of each month thereafter until the Maturity Date. March 1, 2021

5)	Additional Consideration. In addition to the principal amount and interest under this Note, the Company shall pay Holder an additional amount equal to the original principal amount of this Note minus the amount of all interest paid by the Company to Holder under this Note through the Maturity Date (such amount, the “Additional Amount”). The Company shall pay the Additional Amount to Holder in four equal installments after the Maturity Date, with an installment due and payable on each of the three, six, nine, and 12-month anniversaries of the Maturity Date (or the next business day if any such anniversary is not a business day.

For illustrative purposes only, if Holder purchased a Note with an original principal amount of $100,000 and received interest payments through the Maturity Date totaling $30,000, then the Additional Amount due to Holder under this Section 5 would be $70,000 ($100,000 - $30,000), and the Company would pay the Additional Amount to Holder by paying Holder $17,500 on each of the three, six, nine, and twelve-month anniversaries of the Maturity Date.

6)	Affirmative Covenants. So long as the principal of, or interest on, this Note remains outstanding, the Company covenants and agrees with the Holder that it will observe and fulfill, or cause to be observed and fulfilled, each and all of the following covenants:

(a)	Existence. The Company shall at all times preserve and maintain in full force and effect its existence as a limited liability company under the laws of the State of Oregon and all of its powers, rights, privileges and franchises necessary for the continued conduct of its operations as conducted as of the Effective Date.

(b)	Compliance with Laws. The Company shall comply in all material respects with all applicable laws (other than the Federal Controlled Substances Act) in respect of the conduct of its business.

(c)	Books of Record and Access. The Company shall keep proper books of record and accounts that fairly present all dealings and transactions in relation to its business and activities. Within 30 days of the end of each fiscal year, the Company shall permit the Holder and its agents and consultants to enter the Company’s place of business, for one business day during normal business hours and in a manner which does not unreasonably interfere with the Company’s business, and shall permit them to inspect the books, contracts, records, and papers of the Company. Such inspection shall be scheduled on a day that is mutually convenient to the Holder and the Company and scheduled with no less than fourteen days advance notice.

(d)	Taxes. Company shall file all required Federal, state and local tax and information returns that it is required to file and shall pay or cause to be paid all taxes due in respect of such tax and

2 – EXHIBIT A: FORM OF NONNEGOTIABLE PROMISSORY NOTE

information returns on or prior to the date due (other than taxes that it is contesting in good faith and by appropriate proceeding). Company shall promptly provide copies of all Federal, state and local tax and information returns to the Holder, if any, upon request.

(e)	Notices and Information. Within 45 days after the end of each fiscal quarter of each fiscal year of the Company, commencing with the fiscal quarter ending [March 31, 2021], the Company shall furnish to the Holder an unaudited quarterly balance sheet of the Company, together with related statements of operations and cash flows, as at the last day of such quarterly period and certified by a financial officer of the Company as to the fairness of presentation.

7)	Negative Covenants. So long as the principal of or interest on the Note shall be unpaid, the Company shall not, without the prior written consent of the Holder, use the proceeds of the Note for any purpose materially inconsistent with the current and anticipated business operations of the Company.

8)	Events of Default. Each of the following is an event of default (each, an “Event of Default”) under this Note: (a) the Company fails to make any payment required by this Note within ten (10) days after the payment is due, and such failure continues for five (5) days after Holder notifies the Company in writing of the failure to make the payment when due; (b) the Company voluntarily dissolves or ceases to exist, or any final and nonappealable order or judgment is entered against the Company ordering its dissolution; (c) the Company: (i) makes an assignment for the benefit of creditors; (ii) commences a voluntary bankruptcy case; (iii) files a petition or answer seeking for the Company any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or rule; (iv) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Company in any proceeding of this nature; or (v) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Company or of all or any substantial part of the Company’s properties; (d) an involuntary bankruptcy case against the Company is commenced and is not dismissed on or before the 120th day after the commencement of the case; or (e) a court: (i) adjudicates the Company as bankrupt or insolvent; or (ii) appoints, without the Company’s consent, a trustee, receiver, or liquidator either of the Company or of all or any substantial part of the Company’s properties that is not: (A) vacated or stayed on or before the 90th day after appointment; or (B) vacated on or before the 90th day after expiration of a stay.

9)	Remedies. Upon the occurrence and during the continuation of an Event of Default, Holder may exercise the following remedies, which are cumulative and which may be exercised singularly or concurrently: (a) upon notice to the Company, the right to accelerate the due dates under this Note so that the unpaid principal amount, together with accrued but unpaid interest, is immediately due in its entirety; or (b) any other remedy available to Holder at law, under agreement, or in equity.

10)	No Negotiation; Assignment. This Note is nonnegotiable and may not be sold, assigned, or otherwise negotiated to any person without the prior written consent of the Company, which the Company may withhold in the Company’s sole discretion. This Note may not be assigned by the Company without the prior written consent of Holder.

11)	Binding Effect. This Note will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

12)	Amendment. This Note may be amended only by a written document signed by the party against whom enforcement is sought.

3 – EXHIBIT A: FORM OF NONNEGOTIABLE PROMISSORY NOTE

13)	Waiver. The Company waives demand, presentment for payment, notice of dishonor or nonpayment, protest, notice of protest, and lack of diligence in collection, and agrees that Holder may extend or postpone the due date of any payment required by this Note without affecting the Company’s liability. No waiver will be binding on Holder unless it is in writing and signed by Holder. Holder’s waiver of a breach of a provision of this Note will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

14)	Severability. If a provision of this Note is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Note will not be impaired.

15)	Notices. All notices, requests, demands, consents, instructions, or other communications required or permitted hereunder shall be in writing and emailed, mailed, or delivered to each Party at the addresses below or at such other addresses as the Parties shall have furnished to each other in writing.

If to the Holder:	KW Capital Partners Ltd. 10 Wanless Avenue, Suite 201 Toronto, ON M4N1V6 E-mail: sweinreb@plazacapital.ca Attn: Yisroel Weinreb

If to the Company:	Grown Rogue Distribution, LLC 655 Rossanley Drive Medford, Oregon 97530 E-mail: obie@grownrogue.com Attn: J. Obie Strickler

All such notices and communications will be deemed effectively given the earlier of (a) when received, (b) when delivered personally, (c) if by email, on the first business day after confirmed transmission, (d) one (business day after being deposited with a nationally recognized overnight courier for next day delivery, or (e) three days after being deposited in the U.S. mail, as evidenced by the postmark, first class with postage prepaid

16)	Governing Law. This Note is governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Note.

17)	Venue. Any action, suit, or proceeding arising out of the subject matter of this Note will be litigated in courts located in Multnomah County, Oregon. Each party consents and submits to the jurisdiction of any local, state, or federal court located in Multnomah County, Oregon.

18)	Attorney’s Fees. If any arbitration, action, suit, or proceeding is instituted to interpret, enforce, or rescind this Note, or otherwise in connection with the subject matter of this Note, including but not limited to any proceeding brought under the United States Bankruptcy Code, each party thereto shall be responsible for its own attorney’s fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, action, suit, or proceeding, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

[signature page follows]

4 – EXHIBIT A: FORM OF NONNEGOTIABLE PROMISSORY NOTE

The parties hereto have executed this Note as of the date first above written.

Company:

Grown Rogue Distribution, LLC

By:	/s/ Obie Strickler
	Name:	Obie Strickler
	Title:	Manager

Accepted by Holder:

/s/ Yisroel Weinreb
Yisroel Weinreb

5 – EXHIBIT A: FORM OF NONNEGOTIABLE PROMISSORY NOTE